                                                                    EXHIBIT 99.3


                              [KINDER MORGAN, INC.]

Larry Pierce                                                  Irene Twardowski
Media Relations                                               Investor Relations
(303) 914-4751                                                (713) 844-9543



                           ONEOK TRANSACTION COMPLETED

         HOUSTON, April 5, 2000 -- Kinder Morgan, Inc. (NYSE: KMI - news) today announced the completion of its previously announced agreement to sell all of its natural gas gathering and processing businesses in Oklahoma, Kansas and West Texas to ONEOK, Inc. (NYSE: OKE - news). In addition, ONEOK purchased KMI's marketing and trading business, as well as certain storage and transmission pipelines in the Mid-continent region.

         According to Richard D. Kinder, chairman and CEO, KMI announced its intention to exit these businesses last fall as part of its "back to basics" strategy. "With the completion of this sale, KMI's divestiture program is more than 80 percent complete. Going forward, we will continue to focus on growing our core, fee-based businesses," Kinder said.

         As consideration, ONEOK paid KMI approximately $108 million plus an amount equal to net working capital at closing; assumed the operating lease associated with the Bushton, Kan. gas processing plant; and assumed long-term capacity commitments on Natural Gas Pipeline Company of America and on Kinder Morgan Interstate Gas Transmission LLC. An additional $6 million of consideration will be paid to KMI upon final closing of a small mid-continent pipeline.

         Kinder Morgan, Inc. is one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and products pipelines in 26 states. It also has significant retail distribution, electric generation and terminal assets. Kinder Morgan, Inc., through its general partner interest, operates Kinder Morgan Energy Partners, L.P. (NYSE: KMP - news), America's largest pipeline master limited partnership. Combined, the two companies have an enterprise value of approximately $10 billion.

         For more information, contact: www.kindermorgan.com.

         This news release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.


                                      # # #